Exhibit 99.1

QUEST RESOURCE HOLDING CORPORATION ANNOUNCES

PRICING OF RESALE COMMON STOCK OFFERING BY SELLING STOCKHOLDERS

The Colony, Texas — April 9, 2019 — Quest Resource Holding Corporation (NASDAQ: QRHC) (“Quest”), a national leader in environmental reuse, recycling, and waste disposal services, today announced the pricing of an underwritten public offering of 4,296,915 shares of its common stock by selling stockholders of Quest at a public offering price of $1.50 per share. Quest will not issue shares in this offering and will not receive any proceeds from the sale of the shares being offered by the selling stockholders in this offering. The offering is expected to close on April 11, 2019, subject to customary closing conditions.

Roth Capital Partners is serving as sole manager for the offering.

The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained, when available, from: Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, California 92660, Attn: Equity Capital Markets, via telephone at (800) 678-9147 or via email at rothecm@roth.com.

A registration statement relating to these securities has been filed with, and declared effective by, the United States Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Quest Resource Holding Corporation

Quest is a national provider of reuse, recycling, and disposal services that enable our customers to achieve their environmental and sustainability goals and responsibilities. Quest provides businesses across multiple industry sectors with single source solutions for the reuse, recycling, and disposal of a wide variety of waste streams and recyclables generated by their operations. Quest also provides information and data that tracks and reports the environmental results of Quest’s services, provides actionable data to improve business operations, and enables Quest’s customers to achieve their environmental and sustainability goals and responsibilities.

For more information, visit www.QRHC.com.

Investor Relations Contact:

Three Part Advisors, LLC

Joe Noyons

817.778.8424